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                                                                EXHIBIT 10(i)
                                                                REVISED 1-1-84




                                 [WHITMAN LOGO]

                              WHITMAN CORPORATION
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                           (ADOPTED JANUARY 1, 1971)



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                                       I

                                    PURPOSE

    This Plan is designed to provide a significant and variable economic opportunity to key management and professional executives as a reflection of their individual and group contributions to the success of Whitman Corporation and/or their respective operating companies.

                                       II

                                   ELIGIBILITY

    Participation in the plan shall be limited to employees whose positions have at least 1,000 total Hay points, reflecting their opportunity to have a substantial impact on Whitman Corporation and/or operating company results. Exceptions to this guideline will be considered on a case-by-case basis, including previous participation in the Plan.

    *Each participant must be employed at the time of bonus payment and for at least six months of the incentive year. Exception to this provision may be made in the case of death, disability or retirement during the year. Incentive compensation for periods of less than one year shall be pro-rated on the number of months of active employment.

    * Amended 10/6/75 as follows: "In the event an employee with more than one year of service with a Whitman company works in a subsequent year in a capacity covered by the MIC Plan - and assuming he would have otherwise qualified for an award for his performance that year - then an award will be paid to him (or his beneficiary, if applicable), based on the number of months of service in that year - in the event he retires, is disabled, or dies before the payment date the following year."


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                                      III

                       DETERMINATION OF INDIVIDUAL AWARDS

    Individual awards will be influenced in varying relationships, by the combined effects of Corporate, Company, Group, Division and Individual accomplishment. Performance ratings will be Distinguished, Excellent, Commendable, Adequate or less. No awards will be made in cases where a rating of Individual accomplishment is determined as less than Commendable. However, where Individual accomplishment exceeds an Adequate rating, awards may be granted even though Corporate or unit results are below the level which produces awards.

        1)  CORPORATE ACCOMPLISHMENT

            Incentive awards for all participating Whitman staff and for the CEO of each operating company will relate in part to Whitman's accomplishment. Corporate performance will be initially measured by earnings per common share. These standards of accomplishment will be reviewed annually and determined at the beginning of each new fiscal year.

        2)  UNIT ACCOMPLISHMENT

            Each participant will be identified primarily with a unit: Whitman staff; operating company; group or division of an operating company. His/her incentive opportunity will vary to reflect the accomplishment of his particular unit and his/her own personal achievement. Measures of performance as well as standards of accomplishment will, therefore, be established for each operating company, group and division.

            Emphasis will be placed on achievement against targets (profit plans) that reflect current challenge and opportunity. Degree of unit achievement against the predetermined criteria will, therefore,


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            establish the portion of the participant's award that is based on his/her unit's accomplishment for the incentive period.

        3)  INDIVIDUAL ACCOMPLISHMENT

            Finally, a judgment will be made of each individual's accomplishment during the incentive year. Appropriate standards, as well as supervisory judgment, will be used to determine differing levels of accomplishment for the portion of the incentive award that is based on each individual's personal performance. (See attached Planning for Performance Objectives Planning Worksheet)

    Examples of how selected award opportunities will reflect a combination of corporate, operating company, group, division, or individual results accomplishment are as follows:

                 CORPORATE   COMPANY  GROUP  DIVISION INDIVIDUAL  TOTAL
                 ---------   -------  -----  -------- ----------  -----

    CEO (WHITMAN)   100                                            100

    PRESIDENT        70                                   30       100

    MGMNT POLICY                                          30       100
     COMMITTEE       70

    CORP. Staff      60                                   40       100

    SUB. CEO         10                60                 30       100

    SUB. Staff                  60                        40       100

    GROUP President             10     60                 30       100

    GROUP Staff                                 60        40       100

    Div. President                     10       60        30       100

    Div. Staff                                  60        40       100



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    The incentive percentage weightings for those line management positions reflected in the above table will be determined by the respective Chief Executive Officers of the operating companies, subject to approval of Whitman's Chief Executive Officer.

                                       IV

                                 ADMINISTRATION

    Whitman's performance and the final determination of all incentive awards will be subject to specific approval by the Management Resources and Compensation Committee of the Board of Directors. Whitman's Chief Executive Officer will review Corporate and operating company results at the end of the year so as to evaluate Corporate and unit performance Measurement of individual performance will be made by each participant's supervisor and approved by the next level of management with ultimate review by Whitman's Chief Executive Officer.

    Any individual who receives a job change during the year will have all of their calculations pro-rated on the number of months he/she was employed in each position, and that employee's award will be further based on the targets of the division and/or group for each of the positions and his/her performance in each position.

    If a job change occasioned an increase/decrease in the individual's total Hay points, a proration will be applied in the calculation at year-end based on the number of months at each of the old and new Hay points for the positions involved.


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    Award payments are to be made as soon as practicable after the close of the
    Corporation's fiscal year. Although in future years the option of various forms of payment may be offered recipients, payments in the early years of the Plan are to be in cash.

    The Plan will become effective January 1, 1971, which will be the beginning of the first incentive year under the Plan.


                                                                         8-1-89


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